Exhibit (a)(4)

AMENDMENT NO. 1 DATED AS OF OCTOBER 22, 2015 TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

AMG PANTHEON PRIVATE EQUITY MASTER FUND, LLC

DATED AS OF MAY 16, 2014

WHEREAS, pursuant to Section 2.2 of the Limited Liability Company Agreement (the “Limited Liability Company Agreement”) of AMG Pantheon Private Equity Master Fund, LLC (the “Fund”), the Board of Directors of the Fund (the “Board”) is permitted to adopt a name for the Fund other than “AMG Pantheon Private Equity Master Fund”; and

WHEREAS, on September 18, 2015, the Board voted to change the name of the Fund to “AMG Pantheon Master Fund, LLC,” and authorized AMG Funds LLC and the officers of the Fund to amend the Limited Liability Company Agreement to reflect the adoption of the new name of the Fund;

NOW, THEREFORE, consistent with Section 8.1 of the Limited Liability Company Agreement, the Limited Liability Company Agreement is hereby amended as follows:

1. Amendments to the Limited Liability Company Agreement. Effective upon the date hereof, Section 2.2 of the Limited Liability Company Agreement is hereby amended to read in its entirety as follows:

“2.2 Name.

The name of the Fund shall be “AMG Pantheon Master Fund, LLC” or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.”

2. Miscellaneous. Capitalized terms used but not defined in this Amendment have the meanings given in the Limited Liability Company Agreement. Except as expressly provided in this Amendment, the terms and provisions of the Limited Liability Company Agreement remain unmodified and are confirmed as being in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions. The headings in this Amendment are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of September 18, 2015.

ALL MEMBERS:

By:	AMG FUNDS LLC, as attorney-in-fact

By:

Name: Keitha L. Kinne
Title: Chief Operating Officer

BOARD OF DIRECTORS

By:

Christine C. Carsman, Director

By:

Kurt Keilhacker, Director

By:

Eric Rakowski, Director

By:

Victoria Sassine, Director